Exhibit (e)

DISTRIBUTION AGREEMENT

AGREEMENT dated as of April 15, 2012, between Forward Funds, a Delaware statutory trust (the “Fund”), an open-end management investment company having its principal place of business at 101 California Street, Suite 1600, San Francisco, California 94111 and Forward Securities, LLC, a Delaware limited liability company and a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), having its principal place of business at 101 California Street, Suite 1600, San Francisco, California 94111 (the “Distributor”).

WHEREAS, the Fund is an open-end management investment company registered under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of the portfolios listed in Schedule A, attached hereto (the “Portfolios”);

WHEREAS, the Fund wishes to retain the Distributor to provide or procure services in connection with the promotion and distribution of the shares of the Portfolios (the “Shares”);

WHEREAS, the Distributor is willing to provide or procure services for the Fund in connection with the promotion and distribution of the Shares of the Portfolios; and

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.	Documents — The Fund has furnished or shall furnish, upon request, the Distributor with copies of the Fund’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, other material agreements with service providers, statement of additional information, and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to the Distributor a copy of any amendment or supplement to any of the aforementioned documents. Upon request, the Fund shall furnish promptly to the Distributor any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the Securities and Exchange Commission (“SEC”) and any amendments and supplements thereto that are filed with the SEC.

2.	Sales of Shares — The Fund grants to the Distributor the right to sell the Shares as agent on behalf of the Fund, during the term of this Agreement, subject to the registration requirements of the 1933 Act, the 1940 Act and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. The Distributor shall have the right to sell as agent on behalf of the Fund, the Shares covered by the registration statement, prospectus and statement of additional information for the Fund then in effect under the 1933 Act and 1940 Act, Distributor agrees to comply with all applicable federal and state laws, including the NASD Conduct Rules (or comparable Financial Industry Regulatory Authority, Inc. (“FINRA”) Conduct Rules, if such NASD Conduct Rules are subsequently renamed, repealed, rescinded, or otherwise replaced by FINRA Conduct Rules), in performing its obligations under this Agreement. The Distributor will also have the right as agent, on behalf of the Fund, to sell shares indirectly to the public through broker-dealers who are members of FINRA and who are acting as introducing brokers pursuant to clearing agreements with the Distributor (“introducing brokers”), to broker-dealers who are members of FINRA and who have entered into selling agreements with the Distributor (“participating brokers”), or through other financial intermediaries (such introducing brokers, participating brokers and financial intermediaries are collectively referred to herein as “Sub-Agents”). In performing the foregoing services as agent, on behalf of the Fund, the Distributor shall reasonably cooperate with the Chief Compliance Officer of the Fund with respect to requests for information and other assistance regarding the obligations of the Fund and the Portfolios in respect of Rule 38a-1 under the 1940 Act.

3.	Use of Sub-Agents; Non-exclusivity. The Distributor may employ Sub-Agents, including one or more participating brokers or introducing brokers, for the purposes of selling Shares of the Portfolios, as the Distributor, in its sole discretion, deems advisable or desirable. Such arrangements shall be agreed to and evidenced in writing by the Distributor and the respective Sub-Agent. The Distributor may also enter into similar arrangements with other issuers and, except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Distributor, or any affiliate of the Distributor, or any employee of the Distributor, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

4.	Sales of Shares by the Fund — The rights granted to the Distributor shall be nonexclusive in that the Fund reserves the right to sell Shares to investors on applications received and accepted directly by the Fund.

5.	Public Offering Price — Except as otherwise noted in the Fund’s current prospectus and/or statement of additional information, all Shares sold to investors by the Distributor, or the Fund shall be sold at the public offering price. The public offering price for all accepted subscriptions shall be based on the net asset value per Share, as determined in the manner described in the Fund’s current prospectus and/or statement of additional information. The Fund shall in all cases receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions (other than contingent deferred sales charges) is in effect, such fee shall be paid to the Fund.

6.	Suspension of Sales — The Fund reserves the right to suspend sales and the Distributor’s authority to process orders for Shares on behalf of the Fund if, in the judgment of the Fund, it is in the best interests of the Fund to do so. Suspension will continue for such period as may be determined by the Fund.

7.	Solicitation of Sales — In consideration of these rights granted to the Distributor, the Distributor agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. The Distributor shall review and file such materials with the SEC and/or FINRA to the extent required by the Exchange Act, and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. The Distributor will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

8.	Oversight and Supervision of Other Parties — The Distributor may delegate to other parties (“Other Parties”) certain of its functions related to the promotion and distribution of the Shares of the Portfolios; however, the Distributor retains responsibility and liability for such functions notwithstanding any delegation. Such arrangements shall be agreed to and evidenced in writing by the Distributor and the respective Other Party. For the term of this Agreement, the Distributor shall adequately oversee and supervise the performance of the services provided by such Other Parties that are carried out in connection with the promotion and distribution of the Shares of the Portfolios.

9.	Authorized Representations — The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the registration statement, prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor’s use. Consistent with the foregoing, the Distributor may prepare and distribute or supervise the preparation and distribution of sales literature or other material as it may deem appropriate in consultation with the Fund, provided such sales literature complies with applicable law and regulations.

10.

Registration of Shares — The Fund agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Fund shall make available to the Distributor, at the Distributor’s expense, such number of copies of its prospectus and statement of additional information as the Distributor may reasonably request. The Fund shall furnish to the Distributor copies of all information, financial statements and other papers, which the Distributor may reasonably request for use in connection with the distribution of Shares of the Fund.

11.	Fund Expenses — Unless otherwise agreed to by the parties hereto in writing, the Distributor shall not be responsible for fees and expenses in connection with: (a) filing of any registration statement, printing and distributing any prospectus and/or statement of additional information under the 1933 Act and/or the 1940 Act and amendments prepared for use in connection with the offering of Shares for sale to the public sent to existing shareholders; (b) preparing, setting in type, printing and mailing the prospectus, statement of additional information and any supplements thereto sent to existing shareholders; (c) preparing, setting in type, printing and mailing any report (including annual and semi-annual reports) or other communications to shareholders of the Fund; and (d) the registration and qualification of Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state).

12.	Use of the Distributor’s Name — The Fund shall not use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Fund in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the prospectus and statement of additional information of the Fund and in all other materials which merely refer to accurate terms to their appointment hereunder, or which are required by the SEC, FINRA or any state securities authority without the prior written consent of the Distributor.

13.	Use of the Fund’s Name — Neither the Distributor nor any of its affiliates shall use the name of the Fund in any publicly disseminated materials, including sales literature in any manner without the prior written consent of the Fund (which shall not be unreasonably withheld); provided, however, that the Fund hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by the SEC, FINRA or any state securities authority without the prior written consent of the Fund.

14.	Insurance — The Distributor agrees to maintain fidelity bond and liability insurance coverage which is, in scope and amount, consistent with coverage customary for distribution activities relating to the Fund. The Distributor shall notify the Fund upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. The Distributor shall notify the Fund of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

15.

Indemnification — The Fund agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act, against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the grounds that the registration statement, prospectus, statement of additional information, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an alleged untrue statement of a material fact or alleged omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law. However, the Fund does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor. In no case: (i) is the indemnity of the Fund in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Fund or its security holders to which the Distributor or such person would otherwise be subject by reason, of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement; or (ii) is the Fund to be liable under its indemnity agreement contained in the paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or person, as the case may be, shall have notified the Fund in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claims shall have been served upon the Distributor or any such person (or after the Distributor or such person shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any litigation or proceeding brought to enforce any claims, and if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by the Fund. In the event the Fund elects to assume the defense of any litigation or proceeding and retain counsel, the Distributor, officers or directors or controlling person(s), and any other defendant(s) in the litigation or proceeding, shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any litigation or proceeding, it will reimburse the Distributor, officers or directors or controlling person(s), or any other defendant(s) in the suit covered by the indemnification set forth in this Agreement for the reasonable fees and expenses of any counsel retained by them. The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceeding against it or any of its officers, directors or controlling person(s) in connection with the issuance or sale of any of the Shares.

The Distributor also covenants and agrees that it will indemnify and hold harmless the Fund and each of its officers, trustees and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claims or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of: (i) any person acquiring any Shares, based upon the 1933 Act, the 1940 Act or any other statute or common law, alleging: (a) any wrongful act of the Distributor or any of its employees; or (b) that any sales literature, advertisements, information, statements or representations used or made by the Distributor or any of its affiliates or employees or that the registration statement, prospectus, statement of additional information, (as from time to time amended) included an alleged untrue statement of a material fact or an alleged omission of a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor. In no case: (i) is the indemnity of the Distributor in favor of the Fund or any person indemnified to be deemed to protect the Fund or any person against any liability to which the Fund or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement; or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Fund or any person indemnified unless the Fund or person, as the case may be, shall have notified the Distributor in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund or any such person (or after the Fund or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Fund or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph. In the case of any notice to the Distributor it shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any litigation or proceeding brought to enforce the claim, and if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund, to its officers and to any controlling person(s) or any other defendant(s) in the suit covered by the indemnification set forth in this Agreement. In the event that the Distributor elects to assume the defense of any litigation or proceeding and retain counsel, the Fund or controlling person(s), and any other defendant(s) in the litigation or proceeding, shall bear the fees and expense of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any litigation or proceeding, it will reimburse the Fund, officers or controlling person(s), or any other defendant(s) in the litigation or proceeding covered by the indemnification set forth in this Agreement, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Fund promptly of the commencement of any litigation or proceeding against it, its officers, its directors or its controlling person(s) in connection with the Fund and sale of any of the Shares.

16.	Supplemental Information — The Distributor and the Fund shall regularly consult with each other regarding the Distributor’s performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to the Distributor at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

The Distributor acknowledges that the only information to be provided to it by the Fund is that contained in the registration statement, the prospectus, the statement of additional information and reports and financial information referred to herein. Neither the Distributor nor any other person is authorized by the Fund to give any information or to make any representations, other than those contained in such documents and any sales literature or advertisements specifically approved by appropriate representatives of the Fund.

17.	Term — This Agreement shall become effective as of April 15, 2012, and shall continue until two years from such date and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually: (i) by the Fund’s Board of Trustees; or (ii) by a vote of a majority of the outstanding voting securities of the relevant Portfolio of the Fund, provided that in either event the continuance is also approved by the majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of any party to this Agreement and who have no direct or indirect financial interest in the operation of this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty on sixty days’ written notice by the Fund’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant Portfolio of the Fund or by the Distributor. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act). Upon the termination of this Agreement, the Distributor, at the Fund’s expense and direction, shall transfer to such successor as the Fund shall specify all relevant books, records and other data established or maintained by the Distributor under this Agreement.

18.	Anti-Money Laundering — The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT ACT”) and all applicable laws and regulations promulgated thereunder. The Distributor confirms that, as soon as possible, following the request from the Fund, the Distributor will supply the Fund with copies of the Distributor’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

19.	Notice — Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by: (i) facsimile; or (ii) registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Fund at:

Forward Funds

101 California Street

Suite 1600

San Francisco, California 94104

Attn: Mary Curran, Secretary

Facsimile: (415) 982-2566

If to the Distributor at:

Forward Securities, LLC

101 California Street

Suite 1600

San Francisco, California 94111

Attn: Judith Rosenberg, CCO

Facsimile: (415) 982-2566

Or such other facsimile number or address as may be furnished by one party to the other.

20.	Confidential Information — The Distributor, its officers, directors, employees and agents will treat confidentially and as proprietary information of the Fund all records and other information related to the Fund and to prior or present shareholders or to those persons or entities who respond to the Distributor’s inquiries concerning investment in the Fund, and will not use such records and information for any purposes other than performance of its responsibilities and duties hereunder. Further, the Distributor will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801, et. seq, as may be modified from time to time, and any regulations adopted thereto, including Regulation S-P, as well as with any other applicable federal or state privacy laws and regulations, including, but not limited to, the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. seq. If the Distributor is requested or required by, but not limited to, depositions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such information, the Distributor will provide the Fund with prompt written notice of any such request or requirement so that the Fund may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver not received within a reasonable period following such notice, then the Distributor may without liability hereunder, disclose to the person, entity or agency requesting or requiring the information, that portion of the information that is legally required in the reasonable opinion of the Distributor’s counsel.

21.	Limitation of Liability — The Distributor agrees that the obligations assumed by the Fund under this contract shall be limited in all cases to the Fund and its assets. The Distributor agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund. Nor shall the Distributor seek satisfaction of any such obligation from the Trustees, officers or any individual Trustee or officer of the Fund. The Distributor understands that the rights and obligations of each Portfolio of the Fund under the Fund’s Declaration of Trust are separate and distinct from those of any and all other Portfolios.

Any obligations of the Fund entered into in the name or on behalf thereof by any of the Trustees or officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees or officers, shareholders, or representatives of the Fund personally, but bind only the Fund property, and all persons dealing with any Portfolio of Shares of the Fund must look solely to the Fund property belonging to such Portfolio for the enforcement of any claims against the Fund.

22.	Miscellaneous — Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed, interpreted, and enforced in accordance with and governed by the laws of the State of California. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may not be changed, waived, discharged or amended except by written instrument that shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or amendment is sought. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

All activities by the Distributor and its agents and employees as distributor of the Shares shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted by the SEC or any securities association registered under the Exchange Act.

The Distributor will promptly transmit any orders received by it for purchase, redemption or exchange of the Shares to the Fund’s transfer agent.

IN WITNESS WHEREOF, the Fund has executed this instrument in its name and behalf, and the Distributor has executed this instrument in its name and behalf, as of the date and year first above written.

FORWARD FUNDS		FORWARD SECURITIES, LLC

By:	/s/ Robert S. Naka	By:	/s/ Mary Curran
Name:	Robert S. Naka	Name:	Mary Curran
Title:	Vice President Funds	Title:	Secretary

Schedule A

To the Distribution Agreement

List of Portfolios

Dated as of April 15, 2012

Forward Aggressive Growth Allocation Fund

Forward Balanced Allocation Fund

Forward Commodity Long/Short Strategy Fund

Forward CorePlus Fund

Forward Credit Analysis Long/Short Fund

Forward EM Corporate Debt Fund

Forward Emerging Markets Fund

Forward Endurance Long/Short Fund

Forward Extended MarketPlus Fund

Forward Floating NAV Short Duration Fund

Forward Focus Fund

Forward Frontier Strategy Fund

Forward Global Infrastructure Fund

Forward Global Credit Long/Short Fund

Forward Growth & Income Allocation Fund

Forward Growth Allocation Fund

Forward High Yield Bond Fund

Forward Income & Growth Allocation Fund

Forward Income Builder Fund

Forward International Dividend Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Investment Grade Fixed-Income Fund

Forward Large Cap Dividend Fund

Forward Managed Futures Strategy Fund

Forward Real Estate Fund

Forward Real Estate Long/Short Fund

Forward Select EM Dividend Fund

Forward Select Income Fund

Forward Small Cap Equity Fund

Forward Strategic Alternatives Fund

Forward Tactical Enhanced Fund

Forward Tactical Growth Fund

Forward U.S. Government Money Fund